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                                  Exhibit 21

                          SUBSIDIARIES OF REGISTRANT


     The following list sets forth subsidiaries of Katy Industries, Inc. as of March 17, 2000, as well as operating divisions of such subsidiaries, with successive indentation indicating parent/subsidiary relationships of such subsidiaries. The percentage (unless 100%) of outstanding equity securities owned by the immediate parent and the state of jurisdiction or incorporation of each such subsidiary is stated in parentheses. Omitted subsidiaries do not, in the aggregate, constitute a "significant subsidiary".

American Gage & Machine Company (Illinois)
Bee Gee Holding Company, Inc. (Florida) (43%)
Contico International, L.L.C. (Delaware)
 Contico Manufacturing Limited (U.K.)
 Contico Manufacturing (Ireland) Limited (Ireland)
CRL Export, Inc. (U.S. Virgin Islands)
Glit/Disco, Inc. (Delaware)
Hallmark Holdings, Inc. (Delaware)
 Bay State
 Duckback Products, Inc. (Delaware)
     Primary Coatings, Inc. (Delaware)
 GC/Waldom Electronics, Inc. (Delaware)
     GC Thorsen Intl, Ltd.
     Katy International, Inc. (Deleware)
 Glit
 Glit/Gemtex, Inc. (Delaware)
 Glit/Microtron
 Hamilton Precision Metals, Inc. (Delaware)
     HPMNC, Inc.
     HPM of Pennsylvania, Inc.
            Hamilton Metals, L.P.
 Loren Products
 Wabash Holding Corp. (Delaware)
 Wilen Products, Inc. (Delaware)
Katy International, Inc. (British Virgin Islands)
Katy Oil Company of Indonesia (Delaware)
 Katy-Teweh Petroleum Company (Delaware)
Katy-Seghers, Inc. (Delaware)
 Savannah Energy Systems Company Limited Partnership (Georgia)
PTR Machine Corp. (Delaware)
W.J. Smith Wood Preserving Company (Texas)
Woods Industries, Inc. (Delaware)
 Thorsen Tools, Inc. (Delaware)
Woods Industries (Canada), Inc. (Ontario, Canada)
 Gilt/Gemtex, Ltd. (Ontario, Canada) (June 1, 1997 and forward)


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